UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2013

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33762	87-0528557
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500,

Salt Lake City, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 22, 2013, inContact, Inc. (the “Company”), Piper Jaffray & Co. ( “Piper Jaffray”), and Enterprise Networks Holdings, Inc. (“ENH”), entered into a purchase agreement (the “Purchase Agreement”) relating to the sale by ENH of 6,396,389 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company, to Piper Jaffray as sole underwriter for the offering. Piper Jaffray agreed to purchase Shares from ENH at a price of $6.80 per share. The gross proceeds to ENH from the offering is expected to be approximately $43.5 million. The Company will not receive any of the proceeds from the sale of the Shares by ENH. However, ENH is the parent company of Siemens Enterprise Communications, Inc. (“SEN”), and SEN has agreed to pay to the Company $3.5 million, which will be applied to minimum commitment payment obligations of SEN under SEN’s distributor/reseller commercial agreement with the Company. The transaction is expected to close on or about May 29, 2013, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties, covenants and agreements by the Company and ENH and indemnification obligations of the Company, ENH, and Piper Jaffray, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the parties.

The Shares are offered pursuant to the effective registration statement on Form S-3, File No. 333-177553, previously filed with the Securities and Exchange Commission and a prospectus supplement thereunder. The Purchase Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Purchase Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-K.

SEC Ref. No.	Description of Document

1.1	Purchase Agreement dated May 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

inContact, Inc.

Date: May 24, 2013	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer

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